Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS NET INCOME FOR THE SECOND QUARTER OF 2024

DALTON, GEORGIA (August 8, 2024) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended June 29, 2024.

•Net sales in the second quarter of 2024 were $70.5 million compared to $74.0 million in the same period of the prior year
•The gross profit margin for the three months of the second quarter of 2024 was 28.1% of net sales compared to 26.7% in the second quarter of 2024
•Operating income in the second quarter of 2024 was $2.3 million compared to $0.3 million in the second quarter of the prior year
•The Company had a net income from continuing operations of $0.7 million in the second quarter of 2024 compared to a net loss of $1.6 million in the same period of the prior year
•Subsequent to quarter end, the Company completed a 10 year sublease agreement to lease out all of the available warehouse space in its Saraland, Alabama facility. The Company will recognize an annual amount of approximately $1.8 million in other income over the term of the lease.

For the second quarter of 2024, the Company had net sales of $70,507,000 as compared to $74,009,000 in the same quarter of 2023. The Company had an operating income of $2,295,000 compared to an operating income of $253,000 in the second quarter of 2023. The net income from continuing operations in the second quarter of 2024 was $667,000 or $0.04 per diluted share. In 2023, the net loss from continuing operations for the second quarter was $1,620,000 or $0.11 per diluted share.

For the six months ended June 29, 2024, net sales were $135,761,000 or 3.8% below the net sales for the six-month period ended July 1, 2023 at $141,093,000. The operating income for the first six months of 2024 was $1,437,000 compared to an operating income of $560,000 in the same period of the prior year. The Company had a net loss from continuing operations of $1,743,000 or $0.12 per diluted share for the six months ended June 29, 2024 compared to a net loss form continuing operations of $3,171,000 or $0.22 per diluted share in the six month period ending July 1, 2023.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “High interest rates affecting the housing and home remodeling market and the impact on the economy from continued inflation continue to negatively impact our overall sales volume. Net sales from soft surfaces during the quarter were less than 1% below prior year while the industry, we believe, was down approximately 5.4%.We saw favorable margins in the second quarter as a result of the consolidation of our manufacturing operations on the East Coast and other cost savings initiatives, including the start of operations on our new extrusion line. The successful start up of our extrusion line provides us with raw materials at lower costs, as compared to our external purchasing, and also provides a continuity of supply, protecting us and our customers from potential supply disruptions.

-MORE-

The Dixie Group Reports Second Quarter 2024 Results

August 8, 2024
During the quarter, we launched our Step Into Color campaign with in store marketing materials and a digital presence. This campaign connects our retail customers, designers, and consumers with a world of color options including custom color, which is now available in all brands. This is a great option for the customer who is looking for that perfect hue of a particular color. In a residential market which continues to move toward the sea of sameness that is solution dyed polyester, we are setting ourselves apart with piece dyed nylon.

In addition, we launched 18 new carpet styles in the second quarter, including 6 new DuraSilk™SD polyester styles in our DH Floors line and 11 new decorative styles in our 1866 and Décor lines. We also launched 6 new collections with 38 SKUs as updates to our hard surface programs. These included SPC Tile Looks, high end WPC, and high end engineered wood in our Fabrica program. These launches complete our new product launches for 2024 and these new products are already generating meaningful volume.

Our new product offerings will help us continue to maintain sales volume in a difficult market. We continue to be on track with our plan to reduce year over year costs by over $10 million in 2024 through cost savings related to our extrusion operations and the reduction of other controllable costs. We believe, once interest rates come down and consumer confidence returns, the housing market, along with remodeling activity, will rebound strongly, driven by pent up demand.” Frierson concluded.

The gross profit in the second quarter of 2024 was 28.1% of net sales compared to 26.7% of net sales in the second quarter of 2023. Our improved gross profit margins in 2024 were the result of efficiencies in our manufacturing operations, specifically related to our east coast plant consolidations, higher volumes and cost reductions including savings generated from our extrusion line operations. Selling and administrative costs in the second quarter of 2024 were below the prior year in expense dollars and as a percent of net sales, 24.6% in 2024 as compared to 25.7% in the same quarter of 2023.

On our balance sheet, receivables increased $4.3 million from the balance at fiscal year end 2023 due to higher sales in the last month of the second quarter 2024 as compared to the seasonally lower sales volume in the last month of the fiscal year 2023. The net inventory value of $76.1 million at the end of the second quarter of 2024 was slightly lower than the fiscal year end 2023 balance of $76.2 million. Combined accounts payable and accrued expenses were $6.2 million higher at the end of the second quarter of 2024 as compared to the December 2023 balance. This increase was primarily driven by higher payables and accruals for raw materials to replenish inventory and meet higher production needs in preparation for higher levels of demand in the third quarter as compared to the first quarter. In the second quarter of 2024, capital expenditures were $0.9 million. Capital expenditures for the full fiscal year 2024 are planned at $9.4 million, with $2.8 million being funded by cash investment within the year and the remaining $6.5 million from cash spent through deposits in prior years. Interest expense was $1.6 million in the second quarter of 2024 compared to $1.8 million in the second quarter of 2023. The lower interest expense in 2024 was the result of lower average debt balance within the quarter. Our debt increased by $3.4 million in the first six months of 2024 driven primarily by the planned cash investment in new product introductions in the first half of the year. Our availability under our line of credit with our senior lending facility was $13.6 million at the end of the second quarter of 2024.

Subsequent to the end of the second quarter, the Company signed a sublease agreement for 370,000 square feet of warehouse space in its leased facility in Saraland, Alabama. The lease is a ten year lease at a gross lease value of $23.3 million, excluding certain required landlord payments. This lease replaces the existing five year subleases of 200,000 total square feet in our Saraland, Alabama facility.

In the 2024 third quarter to date, sales are approximately 5.5% below the comparable period in the prior year.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

-MORE-

The Dixie Group Reports Second Quarter 2024 Results

August 8, 2024

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023

NET SALES	$70,507	$74,009	$135,761	$141,093
Cost of sales	50,694	54,229	100,139	103,480
GROSS PROFIT	19,813	19,780	35,622	37,613
Selling and administrative expenses	17,376	19,042	33,748	35,451
Other operating income, net	(105)	(234)	(52)	(166)
Facility consolidation and severance expenses, net	247	719	489	1,768
OPERATING INCOME	2,295	253	1,437	560
Interest expense	1,620	1,849	3,152	3,707
Other (income) expense, net	4	3	8	(10)
Income (loss) from continuing operations before taxes	671	(1,599)	(1,723)	(3,137)
Income tax provision	4	21	20	34
Income (loss) from continuing operations	667	(1,620)	(1,743)	(3,171)
Loss from discontinued operations, net of tax	(64)	(106)	(148)	(313)
NET INCOME (LOSS)	$603	$(1,726)	$(1,891)	$(3,484)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.04	$(0.11)	$(0.12)	$(0.22)
Discontinued operations	(0.00)	(0.01)	(0.01)	(0.02)
Net income (loss)	$0.04	$(0.12)	$(0.13)	$(0.24)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.04	$(0.11)	$(0.12)	$(0.22)
Discontinued operations	(0.00)	(0.01)	(0.01)	(0.02)
Net income (loss)	$0.04	$(0.12)	$(0.13)	$(0.24)

Weighted-average shares outstanding:
Basic	14,894	14,808	14,872	14,742
Diluted	14,987	14,808	14,872	14,742

-MORE-

The Dixie Group Reports Second Quarter 2024 Results

August 8, 2024

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 29, 2024	December 30, 2023
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$83	$79
Receivables, net	28,019	23,686
Inventories, net	76,131	76,211
Prepaid and other current assets	10,877	12,154
Current assets of discontinued operations	219	265
Total Current Assets	115,329	112,395

Property, Plant and Equipment, Net	36,077	31,368
Operating Lease Right-Of-Use Assets	27,425	28,962
Other Assets	18,267	17,130
Long-Term Assets of Discontinued Operations	1,394	1,314
TOTAL ASSETS	$198,492	$191,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$19,371	$13,935
Accrued expenses	17,407	16,598
Current portion of long-term debt	3,184	4,230
Current portion of operating lease liabilities	3,835	3,654
Current liabilities of discontinued operations	1,016	1,137
Total Current Liabilities	44,813	39,554

Long-Term Debt, Net	82,699	78,290
Operating Lease Liabilities	24,206	25,907
Other Long-Term Liabilities	15,844	14,591
Long-Term Liabilities of Discontinued Operations	3,626	3,536
Stockholders' Equity	27,304	29,291
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$198,492	$191,169

-END-